Exhibit 3.4

LIONHEART IV CORP

CERTIFICATE OF VALIDATION

August 12, 2021

The undersigned, being a duly authorized officer of Lionheart IV Corp, a Delaware corporation (the “Company”), and acting in accordance with Section 204(e) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby issues this Certificate of Validation stating that:

1.       For purposes of ratifying and validating in all respects an otherwise defective corporate act in accordance with Section 204 of the DGCL, the Company’s Board of Directors (the “Board”) adopted certain resolutions by written consent attached hereto as Exhibit A (the “Board Resolutions”).

2.       The Board Resolutions were duly adopted by the Board as of the date first above written.

3.       The Board Resolutions were duly adopted in accordance with Section 204 of the DGCL and all other applicable laws.

4.       The Board Resolutions were adopted to ratify and validate the following defective corporate act pursuant to Section 204 of the DGCL: On January 27, 2021, prior to the filing of the Amended and Restated Certificate of Incorporation of Lionheart IV Corp (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 28, 2021, the Company issued 7,187,500 shares (the “Overissue”) of its Class B Common Stock (the “Class B Shares”) to Lionheart Equities, LLC (the “Sole Stockholder”), which exceeded the number of Class B Shares the Company was authorized to issue (5,000,000) under its Certificate of Incorporation then in effect and Section 161 of the DCGL.

5.       The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 28, 2021 and is attached hereto as Exhibit B, and the Overissue is now ratified and validated in its entirety and in all respects by the Board Resolutions, which shall be deemed effective as of January 27, 2021.

6.       The Sole Stockholder adopted certain resolutions by written consent attached hereto as Exhibit C (the “Sole Stockholder Resolutions”) evidencing its consent to, and approval of, the Overissue, and ratifying the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate of Validation to be signed by its duly authorized officer on this 12th day of August, 2021.

By:
Name: Ophir Sternberg
Title: President and Chief Executive Officer

EXHIBIT A

Board Resolutions

EXHIBIT B

Amended and Restated Certificate of Incorporation

EXHIBIT C

Sole Stockholder Resolutions